Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made, effective as of the latest date signed below, by and between Gregory D. Misterman (the “Employee”) and Peoples Security Bank and Trust Company (the “Company”).

WHEREAS, Employee’s employment with Company terminated as of December 31, 2015 (“Termination Date”); and

WHEREAS, Company has agreed to pay Employee certain amounts and to provide Employee with certain benefits subject to the terms of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.             Consideration; Acknowledgements.

1.1.         Employee acknowledges and agrees that Employee’s employment with Company and all of its affiliates terminated effective as of the Termination Date.  In connection with the termination of Employee’s employment, in consideration of Employee’s execution of this Release and subject to Employee’s continuous compliance with the terms of this Release:

1.1.1.      Company will pay Employee severance in the gross amount of ninety-three thousand five hundred dollars and no cents ($93,500.00), subject to applicable withholdings.  The severance payments will be made in accordance with the Company’s normal payroll schedule; and

1.1.2.      Company will pay, on Employee’s behalf, for executive outplacement assistance for Employee at an outplacement service chosen by the Company for up to a maximum amount of thirty thousand dollars and no cents ($30,000.00).

1.1.3.      Employee acknowledges that: (i) in the absence of his execution of this Release, the payment, rights and benefits specified in Section 1.1 above would not otherwise be due to Employee; (ii) Employee has no entitlement under any severance or similar arrangement maintained by the Company or any of its affiliates; (iii) Employee has no other equity interest in the Company or any of its affiliates; and (iv) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee.  The severance and other benefits described in Section 1.1 above are expressly conditioned on this Release becoming irrevocable by the 30th day following the Termination Date.  The severance and other benefits described in Section 1.1 will begin to be paid or provided (as applicable) as soon as administratively practicable after the Release becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

2.             Release and Covenant Not to Sue.

2.1.1.      Employee hereby fully and forever releases and discharges Company, its parent corporation, Peoples Financial Services Corp., and its direct and indirect subsidiaries and all of their respective predecessors and successors, assigns, stockholders, affiliates, and the officers, directors, trustees, employees, agents and attorneys, past and present of Company, its subsidiaries, shareholders or affiliates (each of the foregoing persons or entities is referred to herein as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, which Employee now has, or hereafter can, shall or may have for, upon or by reason of any act, transaction, practice, conduct, matter, cause or thing of any kind or nature whatsoever (“Claim”) arising or occurring through the date of this Release, including, but not limited to, any Claim arising out of Employee’s employment by Company or the termination thereof, any Claim under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq., any Claim based upon alleged wrongful or retaliatory discharge or breach of contract, any Claim for additional wages or other compensation, any Claim for attorneys’ fees, and any other Claim under any other federal, state or local statute, ordinance, regulation, or under any contract, tort or common law theory.

2.1.2.      Employee represents that Employee has not filed a lawsuit, or initiated arbitration, mediation or any other administrative proceeding against a Released Person and that Employee has not assigned any Claim against a Released Person.  Employee further promises not to initiate a lawsuit, arbitration or mediation, or to bring any other Claim against the other arising out of or in any way related to Employee’s employment by Company or the termination of that employment.  This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claim by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.1.3.      The foregoing will not be deemed to release Company from claims solely to enforce this Release.

3.             Return of Equipment and Property.  Employee will deliver all Company property and equipment in Employee’s possession or under Employee’s control, regardless of its location, such as, but not limited to, files, documents and any copies thereof in whatever form (including electronic), computer equipment, software, fax machines, credit cards, telephone charge cards, cellular phones, keys, security passes, passwords, automobiles, and any other Company property to a Company representative by the Termination Date; provided, however, Employee is permitted to retain the Company issued cell phone (including the cell phone number) and iPad.

4.             Non-Disparagement.  Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person.

5.             Cooperation.  Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Employee was in any way involved during his employment with Company.  Employee shall render such cooperation in a timely manner on reasonable notice from Company.

6.             Rescission Right.  Employee acknowledges and represents that Employee (a)  has read and understands the terms of this Release in its entirety, (b) has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) was provided with at least twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it; and (e) has seven (7) calendar days from the date of signing this Release to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void.  The Release will become effective after the expiration of the seven day revocation period if Employee does not terminate and revoke the Release within such time.  Employee may revoke this Release during those seven (7) days by providing written notice of revocation to the Company’s CEO at the Company’s primary business address.

7.             Violation.  If Employee violates or challenges the enforceability of any provisions of the Restrictive Covenants or this Release, no further payments, rights or benefits under Section 1.1 hereof will be due to Employee.

8.             Tax Withholding.  All payments made, and benefits provided, hereunder shall be net of all legally required taxes and other withholdings.  You shall be solely responsible for all taxes that result from your receipt of the payments and benefits to be provided under this Release and the Company does not make any representation, warranty or guarantee of any federal, state or local tax consequence to you as part of your receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A.  Notwithstanding any provision to the contrary, all provisions of this Release shall be construed and interpreted to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Release shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts.  Any amounts payable under this Release solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  To the extent that deferred compensation subject to the requirements of Section 409A becomes payable under this Release to a “specified employee” (within the meaning of Section 409A) on account of separation from service, any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Section 409A.  Further, any reimbursements or in-kind benefits provided under this Release that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the employment agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.             Confidentiality.  Employee agrees that the terms of this Release shall remain completely confidential.  Except to the extent otherwise required by law, Employee agrees that Employee has not and will not to disclose, in whole or in part, the existence, negotiation, or any of the terms of this Release.  However, Employee may disclose the terms of this Release to Employee’s attorney, spouse and financial advisors, if any, provided that Employee takes all reasonable measures to assure that those individuals do not disclose the terms of this Release to a third party except as otherwise required by law.  Employee acknowledges and agrees that this confidentiality obligation is an essential term of this Release.  Employee acknowledges and agrees that, except as permitted by this Section 9, any disclosure of the terms of this Release by Employee or by any individual to whom Employee reveals the terms of this Release as permitted herein shall constitute a material breach of this Release.

10.                               Miscellaneous.

10.1.1.    No Admission of Liability.  This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation by Company, or of any violation of any duty owed by Company to Employee.  Company specifically denies any such violations.

10.1.2.    Successors and Assigns.  This Release shall inure to the benefit of and be binding upon Company and Employee and their respective successors, permitted assigns, executors, administrators and heirs.  Employee may not make any assignment of this Release or any interest herein, by operation of law or otherwise.  Company may assign this Release to (i) any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, and (ii) any of its affiliates.

10.1.3.    Severability.  Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

10.1.4.    Entire Agreement; Amendments.  Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merge and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.  Employee has not relied on any representation or statement made by Company or its affiliates as to the subject matter, basis or effect of this Release except as stated in the Release and has entered into this Release voluntarily.

10.1.5.    Governing Law.  This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

10.1.6.    Counterparts and Facsimiles.  This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case on the dates indicated below.

Peoples Security Bank and Trust Company

By:	/s/ Michael L. Jake

Name & Title: EVP/CRO

Date: 1-5-16

Gregory D. Misterman

/s/ Gregory D. Misterman

Date: 1/4/16